ADDENDUM TO TRANSFER AGENT FEE SCHEDULE


                          US BANCORP FUND SERVICES, LLC

                       MUTUAL FUND TRANSFER AGENT SERVICE
                  ANNUAL FEE SCHEDULE FOR THE SKYLINE FUNDS

             EFFECTIVE JANUARY 2003 SERVICE (FEBRUARY 2003 BILL)
  EXCEPTIONS WILL BE AML BASED CHARGES WHICH WILL BEGIN IN NOVEMBER OF 2002


o Minimum annual fees of $15.00 per shareholder non-networked account.
o Minimum annual fees of $11.00 per shareholder networked account.
o Minimum annual fees of $6.00 per shareholder closed account
o PLUS 1 BASIS POINT PER YEAR ON FUND ASSETS
o ACTIVITY CHARGES:
                    $1.50 per incoming call answered by our customer service
                    -----
                    staff
                    Daily Valuation Trades - $6.75 per trade
                    ACH Shareholder services
                             $125 per month per fund group $.50 per ACH item, setup and/or change $5.00 per correction, reversal, return item.

                    AML BASE SERVICE (EXCL LEVEL 3 ACCOUNTS)
                          0-999 ACCOUNTS - $500.00/YEAR
                          1,000-4,999 ACCOUNTS - $1,000/YEAR
                          5,000-9,999 ACCOUNTS - $2,500/YEAR
                          10,000+ ACCOUNTS - $5,000/YEAR
                          AML NEW ACCOUNT SERVICE - $1.00/NEW DOMESTIC
                          ACCOUNTS AND $2.00/NEW FOREIGN ACCOUNT

o TECHNOLOGY CHARGES
  1. NSCC Service Interface - All NSCC Services Setup - $1,500/fund group ANNUAL - $1,400 /CUSIP/YEAR
  2. Telecommunications and Voice Services
       Service Setup - $1,500 ATT transfer connect
       VRU Setup - $500 /fund group
       VRU MAINTENANCE - $100 /CUSIP/MONTH
        $.35 /VOICE RESPONSE CALL
        $.40 /voice recognition call
     Asset Allocation Services - $8.00 /account group/year (4 reallocations)
  3. 12B-1 AGING - $1.50 /ACCOUNT/YEAR
  4. Fund Group Setup (first class) - $5,000 /fund group

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  5. Fund Setup - $2,500 /fund/class (beyond first class)
     AVERAGE COST - $.35 /ACCOUNT/YEAR
  6. DEVELOPMENT/PROGRAMMING - $150 /HOUR
  7. FILE TRANSMISSIONS - SUBJECT TO REQUIREMENTS
  8. SELECTS - $300 PER SELECT, PLUS $50 /EXCEL
  9. Extraordinary services - charged as incurred
     Conversion of Records (if necessary) - Estimate to be provided. Custom processing, re-processing All other extraordinary services

o Plus out-of-pocket expenses, including but not limited to:
  Telephone-toll free lines
  Postage
  Programming
  Stationary/Envelopes
  Mailing
  Insurance
  Proxies
  Retention of Records
  Microfilm/fiche of records
  Special Reports
  NSCC charges
  All other out-of-pocket expenses
  ACH fees

o CPI INCREASE,
Effective with the first day after expiration of the first twelve (12) months of service, the fees and charges set forth in this Schedule shall be increased over the fees and charges during the previous twelve (12) months in the amount equal to the change in the Consumer Price Index for all Urban Consumers in the Milwaukee, Wisconsin Metropolitan Statistical Area, All Terms, Based 1982-1984 = 100, as last reported by the U.S. Bureau of Labor Statistics ("CPI-U") during the five (5) year period immediately preceding expiration of the first 12 month service period. Thereafter, all of the fees and charges in this fee schedule (except for out-of-pocket expenses) shall increase annually upon each anniversary of this Schedule in an amount equal to the percentage change in the CPI-U for the proceeding twelve (12) months.

KEELEY SMALL CAP VALUE FUND, INC.          US BANCORP FUND SERVICES, LLC

BY:                                        BY:
   --------------------------------           ---------------------------------

ATTEST:                                    ATTEST:
       ----------------------------               -----------------------------

DATE:                                      DATE:
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